Exhibit 2.2
ASSET PURCHASE AGREEMENT
dated as of
June 29, 2006
by and among
PIONEER INC. AUTOMOTIVE PRODUCTS,
UNITED COMPONENTS, INC.
and
PIONEER, INC.

i

ii

Schedules

Schedule 1.3	-	Excluded Assets
Schedule 2.2	-	No Conflict
Schedule 2.3	-	Financial Statements
Schedule 2.4	-	Liens
Schedule 2.5	-	Contracts
Schedule 2.7	-	Intellectual Property
Schedule 2.8	-	Real Property
Schedule 2.9	-	Litigation and Proceedings
Schedule 2.10	-	Employee Benefits
Schedule 2.11	-	Labor Matters
Schedule 2.12	-	Legal Compliance
Schedule 2.13	-	Environmental Matters
Schedule 2.14	-	Tax Matters
Schedule 2.15	-	Governmental Authorities; Consents
Schedule 2.17	-	Brokers’ Fees
Schedule 3.4	-	Consents
EXHIBITS

Exhibit A	-	Form of Bill of Sale
Exhibit B	-	Form of Assignment and Assumption Agreement
Exhibit C	-	Form of Champion Labs Supply Agreement

iii

ASSET PURCHASE AGREEMENT
          This Asset Purchase Agreement (this “Agreement”) is entered into by and among United Components, Inc., a Delaware corporation, Pioneer Inc. Automotive Products, a Mississippi corporation (“Purchaser”) and Pioneer, Inc., a Mississippi corporation (“Seller”), as of this 29th day of June, 2006.
RECITALS:
          WHEREAS, Seller engages in the business of the distribution and sale of engine and driveline component replacement parts for the automotive aftermarket (the “Business”);
          WHEREAS, upon the terms and subject to the conditions set forth herein, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the assets used or held for use in the operation of the Business;
          WHEREAS, in connection with the purchase and sale of assets described above, the parties desire that, upon the terms and subject to the conditions set forth herein, Purchaser assume all of the liabilities of Seller relating to the operation of the Business, except as specified herein; and
          WHEREAS, certain capitalized terms used herein have the meanings assigned to them in Article X hereof.
AGREEMENT:
          In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
PURCHASE AND SALE OF ASSETS
     Section 1.1. Purchase and Sale of Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Seller will sell, convey, transfer and assign to Purchaser, and Purchaser will purchase from Seller, all of the right, title and interest of Seller in and to the properties and assets used or held for use in the operation of the Business, other than the Excluded Assets (the “Assets”), including, without limitation, all of Seller’s right, title and interest in and to the following:
               (i) all machinery, equipment and other tangible personal property used or held for use in the operation of the Business (the “Machinery and Equipment”);
               (ii) all Owned Real Property owned by Seller and used or held for use in the operation of the Business;
               (iii) all contracts, agreements, subcontracts and leases entered into by

Seller in connection with the operation of the Business (“Contracts”);
               (iv) all patents, trademarks, service marks, trade names, copyrights, know how, technology, inventions and domain names and any registrations or applications for registration of any of the foregoing used or held for use by Seller in the operation of the Business (the “Intellectual Property”);
               (v) all refunds, deposits and prepaid expenses relating to the operation of the Business, including, but not limited to, any prepaid Taxes other than prepaid income or franchise Taxes (“Prepaid Taxes”);
               (vi) all items of inventory, including raw materials, work in process, finished goods, supplies and spare parts held in connection with the operation of the Business;
               (vii) all accounts receivable of Seller as of the Closing Date related exclusively to the Business;
               (viii) all transferable licenses, authorizations and permits issued or granted by any Government Authority in connection with the operation of the Business; and
               (ix) all books, records, files and papers relating to the Business and the Assets.
     Section 1.2. Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, Purchaser shall assume and become responsible for all liabilities and obligations of Seller relating to the operation of the Business, whether known or unknown, fixed or contingent, other than the Excluded Liabilities (the “Assumed Liabilities”).
     Section 1.3. Excluded Assets and Excluded Liabilities.
          (a) The parties expressly acknowledge and agree that the following assets and properties (the “Excluded Assets”) shall be excluded from the Assets being purchased by Purchaser pursuant to this Agreement:
               (i) all cash and cash equivalents of Seller;
               (ii) all Assets set forth on Schedule 1.3 hereof;
               (iii) all Tax Returns and supporting materials, all original financial statements and supporting materials, all books and records that Seller is required by law to retain, all of Seller’s organizational documents, corporate books and records (including minute books and stock ledgers) and originals of account books of original entry, all records of Seller relating to the sale of the Assets and any documents relating to the Excluded Assets; and
               (iv) any right or interest in and to any Tax Asset, other than Prepaid Taxes, for periods (or portions thereof) ending on or before the Closing Date.
          (b) The parties expressly acknowledge and agree that the following liabilities and obligations (the “Excluded Liabilities”) shall be excluded from the liabilities being assumed by Purchaser pursuant to this Agreement:
               (i) all liabilities of Seller for Taxes, except to the extent Purchaser acquires Prepaid Taxes as set forth in Section 1.1(v) or except as otherwise provided herein;
               (ii) all Asbestos Liabilities;
               (iii) all liabilities of Seller for compliance with Environmental Laws prior to the Closing Date;
               (iv) any product liability claims concerning products which are sold by the Business prior to the Closing Date;
               (v) any indebtedness owed by Seller to its Affiliates as of the Closing Date for borrowed money or otherwise;
               (vi) the Employee Plans and all assets and liabilities related thereto, other than assets of the Seller’s 401(k) Plan related to current or former employees of the Business;
               (vii) all liabilities with respect to claims for workers compensation for incidents occurring prior to the Closing and remaining unpaid as of the Closing; and
               (viii) all liabilities with respect to claims arising out of the Asset Purchase Agreement, dated as of January 13, 2006, by and between Seller and Clutch Auto Limited, including guarantee of rent payments by Pioneer Clutch, Inc. that are due under the Lease Contract, dated as of January 17, 2006, by and among Mel Bonds L.P., Pioneer Clutch, Inc., and Seller.
     Section 1.4. Purchase Price and Terms. Upon the terms and subject to the conditions contained herein, as consideration for the Assets, Seller will pay to Purchaser, by wire transfer of immediately available funds to an account designated by Seller in writing, Eleven Million Eight Hundred Thousand U.S. Dollars ($11,800,000) (the “Purchase Price”).
     Section 1.5. Closing.
          (a) The consummation of (i) the purchase and sale of the Assets and (ii) the assumption of the Assumed Liabilities (the “Closing”) shall take place at 10:00 a.m., local time, on June 30th, 2006, at the offices of Latham & Watkins LLP, 555 Eleventh Street, N.W., Suite 1000, Washington, DC 20004, or at such other time or place as Seller and Purchaser may agree in writing (the day on which the Closing takes place being referred to herein as the “Closing Date”).
          (b) At the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Purchaser:
               (i) one or more general warranty deeds conveying to Purchaser good and marketable fee simple title to the Owned Real Property;
               (ii) a Bill of Sale substantially in the form attached hereto as Exhibit A (the “Bill of Sale”);
               (iii) an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”);
               (iv) one or more instruments of assignment assigning to Purchaser all of Seller’s interest in the Intellectual Property, which, to the extent necessary to assign such rights, shall be in recordable form; and
               (v) the other documents required to be delivered by Seller pursuant to Article VII hereof.
          (c) At the Closing, Purchaser shall cause to be paid to Seller, in the manner provided in Section 1.4 hereof, the Purchase Price, and Purchaser shall execute and deliver to Seller:
               (i) an instrument of assumption evidencing Purchaser’s assumption of the Assumed Liabilities;
               (ii) the Assignment and Assumption Agreement; and
               (iii) the other documents required to be delivered by Purchaser pursuant to Article VII hereof.
     Section 1.6. Allocation of Purchase Price. Purchaser and Seller shall negotiate in good faith to agree within ninety (90) calendar days of the Closing Date on an allocation of the Purchase Price in accordance with the requirements of Section 1060 of the Code. Purchaser and Seller shall each file with their respective federal income tax returns for the tax year in which the Closing occurs, IRS Form 8594 containing the information agreed upon by the parties pursuant to the immediately preceding sentence. Purchaser and Seller shall each deliver to the other a copy of the IRS Form 8594 as filed with their respective federal income tax returns within thirty (30) days after the filing of such return. Purchaser agrees to report the purchase of the Assets, and Seller agrees to report the sale of the Assets, for income tax purposes (including but not limited to, on their respective income tax returns), in a manner consistent with the information agreed upon by the parties pursuant to this Section and the information contained in IRS Form 8594.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLER
          Seller represents and warrants to Purchaser that, as of the date of this Agreement:
     Section 2.1. Corporate Organization and Authority of Seller. Seller has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Mississippi. Seller has the corporate power and authority to own or lease its properties and to conduct the Business as it is now being conducted, and Seller has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Seller is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations or financial condition of Seller, taken as a whole, or the ability of Seller to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Seller, and no other corporate proceeding on the part of Seller is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
     Section 2.2. No Conflict. Except as set forth in Schedule 2.2, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby does not and will not violate any provision of, or result in the breach of, any applicable law, rule or regulation of any Governmental Authority, the Certificate of Incorporation, Bylaws or other organizational documents of Seller, or any agreement, indenture or other instrument to which Seller is a party or by which Seller may be bound, or of any order, judgment or decree applicable to any of them, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien, charge or encumbrance upon any of the properties or assets of Seller, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien, except to the extent that the occurrence of any of the foregoing would not have a material adverse effect on (i) the ability of Seller to enter into and perform its obligations under this Agreement or (ii) the business, operations or financial condition of Seller.
     Section 2.3. Financial Statements. Attached as Schedule 2.3 hereto is the unaudited balance sheet of Seller as of April 30, 2006 (the “April 30th Balance Sheet”) and (ii) the related unaudited statement of operations of Seller for the four-month period ended April 30th, 2006 (the “April 30th Statement of Operations”). The April 30th Balance Sheet fairly presents in all material respects the assets and liabilities of Seller as of April 30th, 2006, and the April 30th Statement of Operations fairly present in all material respects the results of operation of Seller for the twelve-month period ended April 30th, 2006.
     Section 2.4. Assets. Except with respect to the Owned Real Property (as to which certain representations are made pursuant to Section 2.9 hereof), Seller owns and has good title to the material Assets, which are reflected as owned by Seller on the books of Seller, free and clear of all Liens, other than (i) Permitted Liens and (ii) Liens set forth on Schedule 2.4.
     Section 2.5. Contracts; No Defaults.

          (a) Subject to restrictions on the disclosure of confidential information, Schedule 2.5 contains a list of all Contracts described in clauses (i) through (ix) below to which Seller is a party, other than any such Contract (a) which will be terminated at or prior to the Closing or (b) as to which neither Purchaser nor any of its Subsidiaries will have any liability following the Closing, to the extent that such Contracts relate to the operation of the Business. True, correct and complete copies of contracts referred to in clauses (i)-(ix) below have been delivered to or made available to Purchaser or its agents or representatives.
               (i) Each Contract providing for the performance of services or the delivery of goods and/or materials by or to Seller entered into outside the ordinary course of business of Seller and which provides for consideration to be furnished to or by Seller of value in excess of $250,000 in any one year;
               (ii) Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing;
               (iii) Each lease, rental or occupancy agreement involving aggregate payments in excess of $250,000 in any one year;
               (iv) Each material licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of Intellectual Property, other than customary employee, vendor and other non-disclosure agreements;
               (v) Each joint venture agreement, partnership agreement or limited liability company agreement;
               (vi) Each Contract that limits the right of Seller to compete in any industry or geographic area;
               (vii) Each Contract which obligates Seller to clean-up or remediate any environmental contaminants; and
               (viii) Each Contract relating to the acquisition or disposition by Seller of any material business.
          (b) Except as set forth on Schedule 2.5, (i) the Contracts listed pursuant to Section 2.5(a) hereof are in full force and effect, (ii) such Contracts are enforceable against Seller and, to the knowledge of Seller, the other parties thereto, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject to general principles of equity and (iii) no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default by Seller under the Contracts listed pursuant to paragraph (a) of this Section 2.5, or, to the knowledge of Seller, any other party thereto, except where the occurrence of such event or existence of any such condition would not have a material adverse effect on the business, operations or financial condition of Seller.

     Section 2.6. Machinery, Equipment and Other Tangible Property. The Machinery and Equipment taken as a whole, is suitable in all material respects for the purposes for which it is presently used, and the Machinery and Equipment, taken as a whole, is in good condition and repair (reasonable wear and tear excepted).
     Section 2.7. Intellectual Property. Schedule 2.7 lists each material patent, registered trademark, service mark and trade name, registered copyright and domain name and applications for any of the foregoing, held by Seller and used in the operation of the Business, other than those that constitute Excluded Assets. The Contracts listed on Schedule 2.5 include all license or sublicense agreements entered into by Seller in connection with the conduct of the Business with respect to any patent, trademark, service mark, logo, trade name, copyright or domain name (other than those that constitute Excluded Assets) to which Seller is a party and which is material to the operation of the Business, as presently being conducted. Except as set forth on Schedule 2.7, to the knowledge of Seller, (i) Seller owns or has the right to use pursuant to license, sublicense, agreement or permission, each item of Intellectual Property used in the operation of the Business as currently conducted, except where the failure to hold such title or have such rights would not have a material adverse effect on the business, operations or financial condition of Seller, and (ii) there is no claim of infringement pending or threatened against Seller relating to any material item of Intellectual Property used in the operation of the Business, as presently conducted.
     Section 2.8. Real Property. Schedule 2.8 lists the address and legal description of all real property in which Seller has an ownership interest (the “Owned Real Property”). Schedule 2.8 lists all of the agreements pursuant to which Seller leases, subleases, licenses or otherwise occupies any real property (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). Except as set forth on Schedule 2.8, Seller has good and marketable fee simple title to all Owned Real Property, subject only to any (i) Permitted Liens, (ii) Liens constituting leases, subleases or occupancy agreements that give any third party any right to occupy any portion of the Real Property and (iii) Liens reflected on any survey or in any title report delivered to Purchaser prior to the date of this Agreement.
     Section 2.9. Litigation and Proceedings. Except as set forth on Schedule 2.9, and except for proceedings giving rise solely to liabilities constituting Excluded Liabilities, there are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or to the knowledge of Seller, investigations, before or by any court or Governmental Authority or before any arbitrator pending or, to the knowledge of Seller, threatened, against Seller, other than any such proceeding which could not reasonably be expected to have a material adverse effect on the business, operations or financial condition of Seller. Except as set forth on Schedule 2.9, there is no unsatisfied judgment, order or decree requiring payment of monetary damage or any open injunction binding upon Seller that could be expected to have a material adverse effect on the business, operations or financial condition of Seller.
     Section 2.10. Employee Benefit Plans.
          (a) Definitions. The following terms, when used in this Section 2.10, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

               (i) Employee Plans. “Employee Plans” shall mean all Supplemental Benefit Obligations, Multiemployer Plans, Pension Plans and Welfare Plans.
               (ii) ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
               (iii) Multiemployer Plan. “Multiemployer Plan” shall mean any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, (A) which Seller maintains, administers, contributes or is required to contribute to and (B) which covers any employee or former employee of Seller or any of its Subsidiaries.
               (iv) PBGC. “PBGC” shall mean the Pension Benefits Guaranty Corporation.
               (v) Pension Plan. “Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which Seller maintains, administers, contributes to or is required to contribute to and (B) which covers any employee or former employee of Seller.
               (vi) Supplemental Benefit Obligations. “Supplemental Benefit Obligations” shall mean any employment, consulting, severance or other similar agreement, contract, plan or program providing for payment in lieu of compensation, deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Seller, and (C) covers any employee or former employee of Seller.
               (vii) Welfare Plan. “Welfare Plan” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, (A) which Seller maintains, administers, contributes to or is required to contribute to, and (B) which covers any employee or former employee of Seller.
          (b) Disclosure. Schedule 2.10 contains a complete list of Employee Plans that cover employees of Seller.
          (c) Representations. Except as set forth in Schedule 2.10 and as would not have a material adverse effect on the business, operations or financial condition of the Seller, Seller represents and warrants as follows:
               (i) Pension Plans.
          (A) Each Pension Plan and each related trust agreement which is intended to be qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a) has been determined by the Internal Revenue Service to be so qualified and tax-exempt or application for such determination has been made.
          (B) Each Pension Plan and each related trust agreement,

annuity contract or other funding instrument is in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including without limitation ERISA and the Code.
               (ii) Multiemployer Plans. There are no Multiemployer Plans that cover those employees of Seller employed in connection with the operation of the Business.
               (iii) Welfare Plans. Each Welfare Plan which covers those employees or former employees of Seller employed in connection with the conduct of the Business is in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including without limitation ERISA and the Code.
               (iv) Supplemental Benefit Obligations. Each Supplemental Benefit Obligation is in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Supplemental Benefit Obligations.
     Section 2.11. Labor Relations.
          (a) Seller is not a party to any collective bargaining agreement. The Contracts listed on Schedule 2.5 also include all written employment or severance agreements to which Seller is a party with respect to any employee of Seller employed in connection with the conduct of the Business whose compensation or benefits during the fiscal year ended December 31, 2005, exceeded $75,000 and which may not be terminated at will, or by giving notice of thirty (30) days or less, without cost or penalty. Seller has delivered or made available to Purchaser true, correct and complete copies of each such Contract, as amended to date.
          (b) Except as set forth on Schedule 2.11:
               (i) There are no strikes, work stoppages, slowdowns or lockouts pending or, to the knowledge of Seller, threatened, which involve the employees of Seller and which could have a material adverse affect on the assets, business or financial condition of Seller.
               (ii) There are no arbitrations or grievances pending against Seller, nor, to the knowledge of Seller, are there any such arbitrations or grievances threatened, which could have a material adverse affect on the assets, business or financial condition of Seller.
               (iii) To the knowledge of Seller, there is no organizing activity involving the employers pending or threatened by any labor union or group of employees. There are no representation proceedings pending or, to the best knowledge of Seller, threatened before the National Labor Relations Board which relate to the employees of Seller, and no labor organization or group of employees of Seller has made a pending demand for recognition by Seller.
               (iv) There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of Seller, threatened against Seller by or on behalf of any employee of Seller and which could have a material adverse affect on the assets, business or financial condition of Seller.
     Section 2.12. Legal Compliance. Except with respect to matters set forth on Schedule 2.12, and except with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 2.13), Seller is in compliance with all laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof) applicable thereto, except where such instances of noncompliance would not have a material adverse effect on the business, operations or financial condition of Seller.
     Section 2.13. Environmental Matters. Except as set forth on Schedule 2.13, (i) Seller is in substantial compliance with all Environmental Laws, (ii) Seller has no liability under any Environmental Law which is material to the business, operations or financial condition of Seller, (iii) no written notices of any violation or alleged violation of any Environmental Law relating to the operations or properties of Seller have been received by Seller and (iv) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings or investigations pending or, to the knowledge of Seller, threatened, against Seller relating to compliance with any Environmental Law.
     Section 2.14. Taxes. Except as otherwise disclosed in Schedule 2.14:
               (a) All Taxes of Seller that are due and payable and that could give rise to a Lien on the Assets have been duly and timely paid.
               (b) All Tax Returns of Seller for Taxes that could give rise to a Lien on the Assets have been duly and timely filed, except for those returns for which the time for filing thereof has been validly extended, and such Tax Returns are correct and complete in all material respects.
               (c) None of the Tax Returns of Seller are being audited by any Governmental Authority.
               (d) None of the Assets is an asset or property that Purchaser or any of its Affiliates is or will be required to treat as being (i) owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.
               (e) Seller has not made any payments and is not obligated to make any payments or is not a party to any agreement that could obligate it to make any payments in connection with the transactions contemplated by this Agreement, that will not be deductible under Code Section 280G.
     Section 2.15. Governmental Authorities: Consents. Assuming the truth and completeness of the representations and warranties of Purchaser contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any

Governmental Authority or other third party is required on the part of Seller with respect to Seller’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except as disclosed in Schedule 2.15.
     Section 2.16. Licenses, Permits and Authorizations. All material licenses, franchises and other permits of or with any Governmental Authority, whether foreign, federal, state or local, held by Seller in connection with the conduct of the Business are in full force and effect, and such licenses, approvals, consents, franchises and permits constitute all of the material licenses, approvals, consents, franchises and permits necessary to permit Seller to conduct the Business, as currently conducted.
     Section 2.17. Brokers’ Fees. Except as set forth on Schedule 2.17, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or any of its Affiliates.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser represents and warrants to Seller that, as of the date of this Agreement:
     Section 3.1. Corporate Organization and Authority of Purchaser. Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Mississippi and has the corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Purchaser, and no other corporate proceeding on the part of Purchaser is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legally valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
     Section 3.2. No Conflict. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby does not and will not violate any provision of, or result in the breach of any applicable law, rule or regulation of any Governmental Authority, the Certificate of Incorporation, Bylaws, or other organizational documents of Purchaser or any agreement, indenture or other instrument to which Purchaser is a party or by which Purchaser may be bound, or of any order, judgment or decree applicable to Purchaser, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien, charge or encumbrance upon any of the properties or assets of Purchaser or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien, except to the extent that the occurrence of the foregoing would not have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement.

     Section 3.3. Litigation and Proceedings. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Purchaser, investigations, before or by any court or Governmental Authority or before any arbitrator pending or, to the knowledge of Purchaser, threatened, against Purchaser or any of its Affiliates which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Purchaser or any of its Affiliates which could reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement.
     Section 3.4. Governmental Authorities: Consents. Assuming the truth and completeness of the representations and warranties of Seller contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of Purchaser with respect to Purchaser’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except as disclosed in Schedule 3.4.
     Section 3.5. Financial Ability. Purchaser has the financial resources necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the ability to pay the Purchase Price at Closing.
     Section 3.6. Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser or any of its Affiliates.
     Section 3.7. Purchaser Acknowledgment. PURCHASER ACKNOWLEDGES THAT SELLER MAKES NO REPRESENTATIONS OR WARRANTIES CONCERNING SELLER, ITS ASSETS (INCLUDING, WITHOUT LIMITATION, INTELLECTUAL PROPERTY) OR THE BUSINESS OTHER THAN AS EXPRESSLY SET FORTH IN ARTICLE II HEREOF AND THAT SELLER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE IV.
COVENANTS AND AGREEMENTS OF SELLER
     Section 4.1. Conduct of Business. From the date hereof through the Closing, Seller shall, except as otherwise contemplated by this Agreement or as consented to by Purchaser in writing (which consent will not be unreasonably withheld), operate its business in the ordinary course and substantially in accordance with past practice and use its reasonable efforts not to take any action inconsistent with this Agreement. Without limiting the generality of the foregoing, unless consented to by Purchaser in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not:
          (a) enter into, extend, materially modify, terminate or renew any Contract of a type required to be listed on Schedule 2.5, except in the ordinary course of business;

          (b) sell, assign, transfer, convey, lease or otherwise dispose of any material Assets, except in the ordinary course of business;
          (c) make any change in the key management structure of Seller, including, without limitation, the hiring of additional officers or the terminations of existing officers, other than in the ordinary course of business;
          (d) permit any Lien to encumber any of the Assets, other than (i) Permitted Liens or (ii) any Lien removed at or prior to Closing;
          (e) waive or relinquish any material right or claim, other than in the ordinary course of business consistent with past practices; or
          (f) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.
     Section 4.2. Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Seller by third-parties that may be in possession of Seller from time to time, Seller shall afford to Purchaser and its accountants, counsel and other representatives reasonable access, during normal business hours, to the properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of Seller, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of Seller as they may reasonably request.
     Section 4.3. No Solicitations. From the date hereof through the Closing, Seller shall not, and shall not knowingly permit its Affiliates, officers, directors, employees, representatives and agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group of Persons (other than Purchaser or any of its Affiliates) concerning any sale of the Assets, any sale of shares of capital stock or any merger or similar transactions involving Seller or any division of Seller.
ARTICLE V.
COVENANTS AND AGREEMENTS OF PURCHASER
     Section 5.1. Product Liability Insurance. Purchaser shall have Seller named as an additional insured, as its interest may appear, on its product liability insurance policy, effective as of the Closing, for occurrences arising after the Closing with respect to products manufactured by Seller prior to the Closing.
     Section 5.2. Investigation. Purchaser acknowledges and agrees that (i) it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning Seller and the Business, (ii) in the course of such inquiry, it has not become aware of any facts which would cause or constitute a breach of any representation or warranty of Seller set forth herein and (iii) it has been furnished with or given adequate access to such information about Seller and the Business as it has requested.
     Section 5.3. Access to Books and Records. For a reasonable period of time after the

Closing Date, Purchaser shall provide Seller and its representatives with reasonable access during business hours to all the books and records of the Business and the Assets to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the Excluded Assets or the Excluded Liabilities after the Closing Date, including in connection with obtaining insurance and for the purposes of preparing and filing Tax Returns.
ARTICLE VI.
JOINT COVENANTS AND AGREEMENTS
     Section 6.1. Support of Transaction. Purchaser and Seller shall each (i) use its reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (ii) use its reasonable best efforts to obtain all material consents and approvals of third parties that any of Purchaser, Seller, or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby, (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VII or otherwise to comply with this Agreement and (iv) provide the other parties, and such other party’s employees, officers, accountants, lawyers, financial advisors and other representatives with access to its personnel, properties, business and records under all reasonable circumstances.
     Section 6.2. Update Information. Not earlier than ten (10) and not less than five (5) calendar days before the date scheduled for Closing, Seller and Purchaser shall correct and supplement in writing any information furnished on Schedules that, to the knowledge of Seller or Purchaser, respectively, is incorrect or incomplete, and shall promptly furnish such corrected and supplemented information to the other, so that such information shall be correct and complete to the knowledge of such party at the time such updated information is so provided. Thereafter, prior to the Closing, Seller and Purchaser shall each notify the other in writing of any changes or supplements to the updated information needed, to the knowledge of Seller or Purchaser, respectively, to make such information correct and complete to the knowledge of such party as of the Closing. It is agreed that the furnishing of such corrected and supplemental information, in and of itself, shall not create any presumption that such information constitutes or evidences the existence of a material change or any breach or violation by Seller or Purchaser of any provision of this Agreement, it being understood that any determination as to whether such a breach or violation exists shall be made on the basis of any and all relevant information, which may include information as is so furnished under this Section 6.2.
     Section 6.3. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Purchaser. Seller and Purchaser shall cooperate in the preparation and filing of all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and each of Seller and Purchaser shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation, in accordance with applicable law.

     Section 6.4. Certain Employee Benefits Matters.
          (a) Prior to the Closing Date, Purchaser shall offer employment, effective as of the Closing Date, to some or all of the employees of Seller (the “Transferred Employees”) on such terms and conditions determined by Purchaser. Purchaser agrees to provide Seller with a list of Transferred Employees no later than two (2) Business Days prior to the Closing.
          (b) With regard to the Transferred Employees, if Purchaser determines, in its sole discretion, within a period of six (6) months from the Closing Date, that it does not elect to retain any Transferred Employee, Seller and/or its parent company, United Components, Inc., shall be solely responsible for paying any severance benefits to the first twenty (20) of such Transferred Employees who are terminated by Purchaser in the amount to which such employees would have been entitled had such employees remained employees of Seller; provided, however, that Seller and/or its parent company, United Components, Inc., shall be solely responsible for paying the severance benefits to Bruce Reau if his employment is terminated by Purchaser before the first anniversary of the Closing Date.
          (c) If on the Closing Date any Transferred Employee shall be on short term disability or leave, Seller shall pay all benefits due such employee through the remainder of the disability or leave period in effect as of the Closing Date.
          (d) Purchaser shall be solely responsible for claims relating to continuation coverage under Section 4980B of the Code attributable to “qualifying events” with respect to any Transferred Employee and his or her beneficiaries and dependents that occur on or after the Closing Date.
          (e) Purchaser shall notify Seller if a Transferred Employee incurs an “employment loss,” as such term is defined in the Federal Worker Adjustment and Retraining Notification Act, within the ninety (90) day period following the Closing Date. Such notice shall be provided to Seller within five (5) Business Days following the date of such Transferred Employee’s employment loss.
          (f) As soon as practicable after the Closing Date, Purchaser shall establish a 401(k) retirement plan that complies with Sections 401(a) and 501(a) of the Code (“Purchaser’s 401(k) Plan”) and, as soon as practicable after the Closing Date, Purchaser agrees to accept a transfer of assets related to current or former employees of the Business, including the Transferred Employees (the “Business Employees”) from Seller’s and/or its parent’s 401(k) plan (the “Seller’s 401(k) Plan”). In connection with such transfer, Seller shall cause the assets of the trust under Seller’s 401(k) Plan equal to the aggregate benefits accrued (including unvested benefits) under Seller’s 401(k) Plan by Business Employees to be valued and transferred to the trust under Purchaser’s 401(k) Plan. The assets to be transferred from the trust under Seller’s 401(k) Plan, if any, shall be in the form of cash, securities and other property; provided, however, that any outstanding loans shall be transferred in kind. The actual amount transferred from the trust under Seller’s 401(k) Plan shall be adjusted to reflect any normal and reasonable administrative expenses properly attributable to the accounts of the Business Employees during the period between the Closing Date and the date of transfer. At the time the assets that are held in the trust with respect to Business Employees under Seller’s 401(k) Plan are paid to the trust under Purchaser’s 401(k) Plan, Purchaser’s 401(k) Plan shall assume all liabilities of Seller’s 401(k) Plan for the applicable benefits so transferred, and such transfer shall be in full discharge of all obligations of Seller’s 401(k) Plan in respect thereof. Notwithstanding the above, the amount transferred to the trust under Purchaser’s 401(k) Plan shall in no event be less than the amount necessary to satisfy the requirements of Section 414(l) of the Code.
          (g) Nothing contained in this Agreement shall confer upon any Transferred Employee any rights with respect to continuance of employment by Purchaser, nor shall any provision of this Agreement create any third party beneficiary rights in any Transferred Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof.
ARTICLE VII.
CONDITIONS TO OBLIGATIONS
     Section 7.1. Conditions to Obligations of Purchaser and Seller. The obligations of Purchaser and Seller to consummate, or cause to be consummated, the transactions contemplated hereby are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:
          (a) All necessary permits, approvals, clearances, and consents of, and all filings with, Governmental Authorities required to be procured by Purchaser or Seller in connection with the transactions contemplated by this Agreement shall have been procured, it being understood, however, any other consents, authorizations or approvals, the absence of which would not have a material adverse effect on the business, operations or financial condition of Purchaser or Seller, need not be obtained.
          (b) There shall not be in force any order or decree, statute, rule or regulation nor shall there be on file any complaint by a governmental agency seeking an order or decree, restraining, enjoining or prohibiting the consummation of the transactions contemplated hereby, and neither Purchaser nor Seller shall have received notice from any Governmental Authority that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the transactions contemplated hereby or to nullify or render ineffective this Agreement if consummated, or to take any other action which would result in the prohibition or a material change in the terms of the transactions contemplated hereby; provided, however, that, the foregoing condition shall not relieve Purchaser of its obligation under Section 5.1 hereof.
     Section 7.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Purchaser:
          (a) Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time, and each of the covenants and agreements of Seller to be performed as of or prior to the Closing shall have been duly performed in all material respects, except in each case for changes after the date hereof which are contemplated or expressly permitted by this Agreement.
          (b) Seller shall have delivered to Purchaser a certificate signed by an officer of Seller, dated as of the Closing Date, certifying that, to the best of the knowledge and belief of such officer, the conditions specified in Sections 7.1 and 7.2(a) have been fulfilled.
          (c) Purchaser shall have entered into a supply agreement with Champion Labs, pursuant to which Champion Labs will purchase all of its requirements for transmission filters from Purchaser for 12 months following the Closing Date, substantially in the form set forth on Exhibit C hereto.
     Section 7.3. Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Seller:
          (a) Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time, and each of the covenants and agreements of Purchaser to be performed as of or prior to the Closing shall have been duly performed in all material respects, except in each case for changes after the date hereof which are contemplated or expressly permitted by this Agreement.
          (b) Purchaser shall have delivered to Seller a certificate signed by an officer of Purchaser, dated as of the Closing Date, certifying that, to the best of the knowledge and belief of such officer, the conditions specified in Sections 7.1 and 7.3(a) have been fulfilled.
ARTICLE VIII.
TERMINATION
     Section 8.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:
          (a) By mutual written consent of the parties at any time prior to the Closing.
          (b) Prior to the Closing, by written notice to Seller from Purchaser, if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if a representation or warranty of Seller shall be untrue in any material respect, in either case, such that the condition specified in Section 7.2(a) hereof would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by Seller through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days, but only as long as Seller continues to use its reasonable best efforts to cure such Terminating Seller Breach (the “Seller Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period, (ii) the Closing has not occurred on or before June 30, 2006, other than as a result of a breach of a representation, warranty, covenant or agreement of Purchaser or (iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.
          (c) Prior to the Closing, by written notice to Purchaser from Seller, if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if a representation or warranty of Purchaser shall be untrue in any material respect, in either case, such that the condition specified in Section 7.3(a) hereof would not be satisfied at the Closing (a “Terminating Purchaser Breach”), except that, if such Terminating Purchaser Breach is curable by Purchaser through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days, but only as long as Purchaser continues to exercise such reasonable best efforts to cure such Terminating Purchaser Breach (the “Purchaser Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Purchaser Breach is not cured within the Purchaser Cure Period, (ii) the Closing has not occurred on or before June 30, 2006, other than as a result of a breach of a representation, warranty, covenant or agreement of Seller, or (iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.
     Section 8.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or their respective Affiliates, officers, directors or stockholders, other than any liability of Seller or Purchaser, as the case may be, for breaches of this Agreement occurring prior to such termination; provided, however, that, in the event that this Agreement is so terminated, (i) Seller shall have no liability for any breach or violation of this Agreement unless such breach or violation was intentional, and (ii) Purchaser’s liability shall be determined as provided in Section 8.1(c) hereof. The provisions of Section 11.5 hereof shall survive any termination of this Agreement.
ARTICLE IX.
INDEMNIFICATION
     Section 9.1. Survival of Representations, Etc. The representations and warranties of each party contained herein shall survive the Closing for a period of twelve (12) months following the Closing Date.
     Section 9.2. Indemnification.
          (a) Seller shall indemnify and hold Purchaser and its officers, directors, employees and Affiliates (the “Purchaser Indemnified Parties”) harmless from any damage, claim, liability or expense, including, without limitation, reasonable attorneys’ fees (collectively “Damages”), arising out of or relating to (i) the breach of any warranty, representation, covenant or agreement of Seller contained in this Agreement or (ii) any Excluded Liability.

          (b) Purchaser shall indemnify and hold Seller and its respective officers, directors, employees and Affiliates (the “Seller Indemnified Parties”) harmless from any Damages, arising out of or relating to (i) the breach of any warranty, representation, covenant or agreement of Purchaser contained in this Agreement or (ii) any Assumed Liability.
          (c) Notwithstanding the foregoing, (i) no Person shall be entitled to indemnification for any Damages pursuant to clause (i) of either Section 9.2(a) or Section 9.2(b) (collectively, the “Specified Damages”), which arise out of any particular breach or occurrence, and no Specified Damages arising out of such breach or occurrence shall be considered in determining whether the aggregate amount of all Specified Damages incurred by such Person exceeds the Threshold Amount, unless the aggregate amount of all Specified Damages incurred by such Person as a result of such breach or occurrence exceeds $50,000, (ii) no Person shall be entitled to indemnification for any Specified Damages unless and until the amount of all Specified Damages for which such Person is entitled to indemnification exceeds $200,000 (the “Threshold Amount”), at which time such Person shall be entitled to indemnification only for all such Specified Damages sustained by such Person to the extent that the amount of such Specified Damages exceeds the Threshold Amount, (iii) in no event shall the aggregate amount of Specified Damages for which Purchaser Indemnified Parties or Seller Indemnified Parties shall be entitled to indemnification exceed $1,200,000, (iv) the amount of Damages for which any Person is entitled to indemnification shall be reduced by (A) any Tax benefit or deduction allowable as a result of the incurrence of such Damages or the facts or circumstances giving rise thereto, and (B) any insurance recoveries or other indemnitees, contributions or similar payments recoverable from any third party as a result of the incurrence of such Damages or the facts or circumstances giving rise thereto and (v) no Indemnitor shall have any liability for, and the Threshold Amount applicable to an Indemnified Party shall be determined without regard to, Damages incurred by an Indemnified Party resulting from actions taken by such Indemnified Party or its Affiliates following the Closing or Damages arising out of the breach of any representation, warranty, covenant or agreement of which such Indemnified Party had knowledge at or prior to the Closing.
          (d) Each party hereto agrees to take, and to cause its Affiliates to take, all reasonable steps to mitigate any Damages incurred or to be incurred by such party or its Affiliates upon and after becoming aware of any event which could reasonably be expected to give rise to any Damages.
          (e) All amounts paid with respect to an indemnity claim under this Agreement shall be treated by all parties for all income Tax purposes as an adjustment to the Purchase Price.
     Section 9.3. Conduct of Proceedings. If any claim, action, suit or proceeding covered by the foregoing agreements to indemnify and hold harmless (a “Proceeding”) shall arise, the party seeking indemnification pursuant to this Article IX (the “Indemnified Party”) shall give written notice thereof to the other party (the “Indemnitor”) promptly after the Indemnified Party learns of the existence of such Proceeding; provided, however, that the Indemnified Party’s failure to give the Indemnitor prompt notice shall not bar the Indemnified Party’s right to indemnification unless such failure has materially prejudiced the Indemnitor’s ability to defend the Proceeding. The Indemnitor shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend against any such Proceeding, or to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor; provided that, Indemnitor shall not settle, or consent to entry of any judgment in any Proceeding, without obtaining a release of the Indemnified Party from, or acknowledging its obligation to indemnify the Indemnified Party for, all Damages in respect of the claims underlying such Proceeding. The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such Proceeding. If the Indemnitor fails to acknowledge in writing its obligation to defend against or settle such Proceeding within thirty (30) days after receiving notice thereof from the Indemnified Party (or such shorter time specified in the notice as the circumstances of the matter may dictate), the Indemnified Party shall have the right to undertake the defense and settlement of any such Proceeding, at the Indemnitor’s expense; provided that, if the Indemnified Party assumes the defense of any such Proceeding, the Indemnified Party shall not settle such Proceeding prior to final judgment thereon or forego any appeal with respect thereto without the prior written consent of the Indemnitor (which consent may not be unreasonably withheld).
     Section 9.4. Sole Remedy; Time Limitation. After the Closing has occurred, the right to indemnification under this Article IX shall be the exclusive remedy of each party hereto in connection with any breach by the other party of its representations, warranties, covenants or agreements contained herein (other than the representations set forth in Section 2.14 hereof, it being understood that the sole remedy for breach of such provision subsequent to the Closing shall be pursuant to Section 6.4 hereof) or in respect of any Damages incurred by either party which arise out of any Excluded Liability. Notwithstanding the foregoing provisions of this Article IX, an Indemnitor shall have no responsibility or obligation with respect to any claim for indemnification asserted pursuant to this Article IX unless such claim is asserted in writing by the Indemnified Party to the Indemnitor within twelve (12) months following the Closing Date.
ARTICLE X.
CERTAIN DEFINITIONS
          As used herein, the following terms shall have the following meanings:
          “Action” means any action, suit, arbitration or other proceeding by or before any Governmental Authority.
          “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
          “Agreement” has the meaning specified in the Preamble hereto.
          “April 30th Balance Sheet” has the meaning specified in Section 2.3.
          “April 30th Statement of Operations” has the meaning specified in Section 2.3.
          “Asbestos Liabilities” shall mean all liabilities (including, without limitation, defense costs) arising out of, relating to or attributable to the actual or alleged exposure of any Person to asbestos or asbestos containing material arising out of, in connection with, or as a result of the manufacture, marketing, use, sale, distribution or handling by Seller or its Affiliates, or any predecessor entities thereto, of any product containing asbestos or asbestos containing materials on or prior to the Closing Date, including, without limitation, any claim asserted by any Person related to any actual or alleged exposure to asbestos, and including any claim that relates to the existence, operation, maintenance, removal or disposal of any asbestos-containing building materials present at any property owned, operated or leased by Seller.
          “Assets” has the meaning specified in Section 1.1.
          “Assignment and Assumption Agreement” has the meaning specified in Section 1.5(b)(iii).
          “Assumed Liabilities” has the meaning specified in Section 1.2.
          “Bill of Sale” has the meaning specified in Section 1.5(b)(ii).
          “Business” has the meaning specified in the Recitals hereof.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.
          “Business Employees” has the meaning specified in Section 6.4(f).
          “Closing” has the meaning specified in Section 1.5(a).
          “Closing Date” has the meaning specified in Section 1.5(a).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Contracts” has the meaning specified in Section 1.1(iii).
          “Damages” has the meaning specified in Section 9.2.
          “Employee Plans” has the meaning specified in Section 2.10.
          “Environmental Laws” means, collectively, all applicable U.S. federal, state or local laws, statutes, ordinances, rules, regulations, codes or common law relating to health, safety, pollution or protection of the environment, as in effect as of the date hereof (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Air Act, as amended, and the California Hazardous Waste Control Act, as amended).
          “ERISA” has the meaning specified in Section 2.10.
          “Excluded Assets” has the meaning specified in Section 1.3(a).
          “Excluded Liabilities” has the meaning specified in Section 1.3(b).

          “Governmental Authority” means any Federal, state, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, court, tribunal, arbitrator or arbitral body.
          “Government Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          “Indemnified Party” has the meaning specified in Section 9.3.
          “Indemnitor” has the meaning specified in Section 9.3.
          “Intellectual Property” has the meaning specified in Section 1.1(iv).
          “IRS” means the United States Internal Revenue Service.
          “Leased Real Property” has the meaning specified in Section 2.8.
          “Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.
          “Machinery and Equipment” has the meaning specified in Section 1.1(i).
          “Multiemployer Plan” has the meaning specified in Section 2.10.
          “Owned Real Property” has the meaning specified in Section 2.8.
          “PBGC” has the meaning specified in Section 2.10.
          “Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (iii) Liens on goods in transit incurred pursuant to documentary letters of credit, (iv) Liens securing rental payments under capital lease agreements, (v) Liens arising in favor of the United States Government as a result of progress payment clauses contained in any Contract, (vi) encumbrances and restrictions on real property that do not materially interfere with the present uses of such real property and (vii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.
          “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
          “Prepaid Taxes” has the meaning specified in Section 1.1(v).
          “Proceeding” has the meaning specified in Section 9.3.
          “Purchase Price” has the meaning specified in Section 1.4.

          “Purchaser” has the meaning specified in the Preamble hereto.
          “Purchaser Cure Period” has the meaning specified in Section 8.1.
          “Purchaser Indemnified Parties” has the meaning specified in Section 9.2.
          “Purchaser’s 401(k) Plan” has the meaning set forth in Section 6.4(f).
          “Real Property” has the meaning specified in Section 2.8.
          “Seller” has the meaning specified in the Preamble hereto.
          “Seller Cure Period” has the meaning specified in Section 8.1.
          “Seller Indemnified Parties” has the meaning specified in Section 9.2.
          “Seller’s 401(k) Plan” has the meaning set forth in Section 6.4(f).
          “Specified Damages” has the meaning specified in Section 9.2.
          “Subsidiary” means, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
          “Supplemental Benefit Obligations” has the meaning specified in Section 2.10.
          “Tax” or “Taxes” means any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, governmental fee or like assessment or charge of any kind whatsoever, imposed by any Governmental Authority or arising under any Tax law or agreement, including, without limitation, any joint venture or partnership agreement.
          “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, refund of Taxes, prepayment or claim for refund of Taxes or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum taxes).
          “Tax Return” or “Tax Returns” means all reports, returns, declarations, claims for refund or statements of any kind or nature relating to Taxes, and any schedule or attachment thereto and any amendment thereof.
          “Terminating Purchaser Breach” has the meaning specified in Section 8.1.
          “Terminating Seller Breach” has the meaning specified in Section 8.1.

          “Threshold Amount” has the meaning specified in Section 9.2.
          “Transferred Employees” has the meaning specified in Section 6.4(a).
          “Treasury Regulations” means the regulations issued pursuant to the Code.
ARTICLE XI.
MISCELLANEOUS
     Section 11.1. Waiver. Either party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner as this Agreement.
     Section 11.2. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, or (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested, or (iii) two (2) days after being sent by a reputable, nationally recognized overnight courier, or (iv) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:
(a)	If to Purchaser, to:
Pioneer Inc. Automotive Products
5184 Pioneer Road
Meridian, MS 39301
with copies to:
Mr. Doran Arad
DEA Products, Inc.
790 Broadway Avenue
Holbrook, NY 11741
and
Bourdeaux & Jones, LLP
P. O. Box 2009
Meridian, MS 39302-2009
Attn: William C. Hammack
Telecopy No.: 601-693-0226
(b)	If to Seller, to:
Pioneer, Inc.
c/o United Components, Inc.

14601 Highway 41 North
Evansville, IN 47725
Attn: Keith Zar
Telecopy No: 812-867-4157
with copies to:
Latham & Watkins LLP
555 Eleventh Street, N.W.
Suite 1000
Washington, D.C. 20004-1304
Attn: Paul F. Sheridan, Jr.
Telecopy No.: (202) 637-2201
or to such other address or addresses as the parties may from time to time designate in writing.
     Section 11.3. Assignment. Neither party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
     Section 11.4. Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such Person. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, stockholder, Affiliate, agent, attorney or representative of Seller or Purchaser (other than any party hereto) shall have any liability (whether in contract or tort) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of Seller or Purchaser under this Agreement (whether for indemnification or otherwise) of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
     Section 11.5. Expenses. Each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel, financial advisers and accountants; provided, however, that all transfers, conveyance and similar taxes imposed as a result of the sale of the Assets, including, without limitations, any applicable real estate transfer tax and any similar taxes, shall be paid by Purchaser. In the event the transactions contemplated hereby are not consummated each party hereto shall pay its own costs and expenses including, without limitation, all fees of its legal counsel, financial advisors and accountants.
     Section 11.6. Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of law principles that would result in the application of any law other than the State of New York. Unless otherwise stated, references to Sections, Articles Schedules or Exhibits refer to the Sections, Articles Schedules and Exhibits to this Agreement, and any information disclosed on any Schedule hereto shall be deemed to be disclosed on any other Schedule hereto to the extent relevant to the provision of this Agreement to which such Schedule relates. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge of such Person’s executive officers after reasonable investigation. The parties to this Agreement participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation shall arise with respect to this Agreement, then this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any provision of this Agreement.
     Section 11.7. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (and delivered via facsimile transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 11.8. Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement, which, although they may be bound separately, constitute part of this Agreement) constitute the entire agreement among the parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby; provided, however, that, all information previously disclosed in writing by Seller to Purchaser concerning Seller, the Assets, the Assumed Liabilities or the Business shall be deemed to be disclosed on the Schedules hereto. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement.
     Section 11.9. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.
     Section 11.10. Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement issued prior to or concurrent with the Closing, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Purchaser and Seller which approval shall not be unreasonably withheld by any party; provided, however, that, nothing herein shall prevent any party from publishing such press releases or other public communications as such party may consider necessary in order to satisfy such party’s legal or contractual obligations after such consultation with the other parties hereto as is reasonable under the circumstances.
     Section 11.11. Arbitration. Other than with respect to matters to be addressed by the Auditor, any claim or dispute arising hereunder shall be resolved by arbitration before a single arbitrator in the New York City metropolitan area, in accordance with the Commercial

Arbitration Rules of the American Arbitration Association, including the rules thereof pertaining to the production of documents and other information. Such arbitrator shall be a retired Federal court judge (if one is reasonably available at the time of the arbitration), who shall agree in advance to, and shall, within one (1) year of his engagement, render his award supported by a written opinion separately addressing the findings of fact and law which support such award. No demand for arbitration shall, however, be instituted after the date after which legal proceedings on the same claim would have been barred by the applicable statute of limitations or by Section 9.1 hereof. The arbitrator shall take such steps as he may deem necessary or desirable to avoid delay and to achieve a just, speedy and cost-effective resolution of the matter. The award rendered in such arbitration may provide for equitable remedies, an accounting and/or reimbursement for attorneys’ accountants’ or consultants’ fees, as the arbitrator shall see fit. Such award shall be final, and judgment on it may be entered in or enforced by any court, state, federal or foreign, with competent jurisdiction. Any party may apply to the arbitrator or an appropriate court of law for a preliminary injunction, attachment or other provisional remedy available to it in aid of the arbitration proceeding provided for herein. This provision shall not preclude the impleading or joining of one of the parties hereto by the other in an action brought by a third party .
[signature page follows]

     IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

PIONEER INC. AUTOMOTIVE PRODUCTS

By:	/s/ Authorized Person
Name:
Title:

UNITED COMPONENTS, INC.

By:
/s/ Authorized Person Name:
Title:

PIONEER, INC.

By:
/s/ Authorized Person Name:
Title:

Exhibit A
Form of Bill of Sale

Exhibit B
Form of Assignment and Assumption Agreement

Exhibit C
Form of Champion Labs Supply Agreement